Exhibit 12
                                                                     ----------

                        TELEPHONE AND DATA SYSTEMS, INC.
                       RATIOS OF EARNINGS TO FIXED CHARGES
                     For the Nine Months ended September 30, 2002
                             (Dollars In Thousands)



EARNINGS:
 (Loss) before income taxes and minority interest                 $  (1,547,494)
 Add (Deduct):
  Earnings on Equity Method                                             (32,144)
  Distributions from Minority Subsidiaries                               25,519
  Minority interests in pre-tax income of subsidiaries that
    do not have fixed charges                                            (7,811)
                                                                  --------------
                                                                     (1,561,930)
    Add fixed charges:
      Consolidated interest expense                                     110,777
      Interest Portion (1/3) of Consolidated Rent Expense                13,983
                                                                  --------------
                                                                  $  (1,437,170)
                                                                  ==============

FIXED CHARGES:
    Consolidated interest expense                                 $     110,777
    Interest Portion (1/3) of Consolidated Rent Expense                  13,983
                                                                  --------------
                                                                  $     124,760
                                                                  ==============

RATIO OF EARNINGS TO FIXED CHARGES                                          N/A
                                                                  ==============


    Tax-Effected Redeemable Preferred Dividends                   $          22
    Fixed Charges                                                       124,760
                                                                  --------------
    Fixed Charges and Redeemable Preferred Dividends              $     124,782
                                                                  ==============

RATIO OF EARNINGS TO FIXED CHARGES
  AND REDEEMABLE PREFERRED DIVIDENDS                                        N/A
                                                                  ==============

    Tax-Effected Preferred Dividends                              $         572
    Fixed Charges                                                       124,760
                                                                  --------------
    Fixed Charges and Preferred Dividends                         $     125,332
                                                                  ==============

RATIO OF EARNINGS TO FIXED CHARGES
  AND PREFERRED DIVIDENDS                                                   N/A
                                                                  ==============

The dollar deficiency resulting in less than one-to-one coverage is $1,561,930.